UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2008

Commission File Number 000-51762

ALTERNATIVE ENERGY SOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-3038728 (I.R.S. Employer Identification Number)

310 W. 20th Street, KCMO 64108
(816) 842-3835
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On February 15, 2008, Alternative Energy Sources, Inc. (the “Company”) received notice of the termination of the Management Services Agreement dated January 9, 2008, between the Company and a potential acquiror (the “Agreement”). The termination is effective at the end of March 2008.

As previously announced, on January 9, 2008 the Company entered into the Agreement with the potential acquiror pursuant to which the Company provides a range of services to the potential acquiror, as outlined in the Agreement, for a fee of $125,000 per month during the term of the Agreement.
The Company has not entered into an agreement with the potential acquiror providing for the purchase of the Company, and no assurance can be given that any such agreement will be executed. The Company does not intend to provide updates or make any further comment until the outcome of the process is determined or until there are significant developments.

Forward-Looking Statements: This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. In this context, forward-looking statements often address strategic plans and alternatives and future operating or financial performance and contain such words as "will," "expect," "plan," "believe," "intend," "seek," or similar words. Forward-looking statements are inherently subject both to known and unknown risks and uncertainties that may cause actual results to be different from those discussed. Such risks include, but are not limited to, the effects and outcomes of strategic evaluations; the results of discussions regarding the possible purchase of the Company; inability to: generate sufficient funds to implement our business plan, adequately maintain generating facilities, secure funds necessary for planned ethanol plant construction and service our debt; changes in commodity pricing, tariffs, taxing and subsidies; environmental risks; and general economic conditions as well as other financial, operational and legal risks and uncertainties detailed from time to time in the Company's SEC filings. We do not undertake any duty to update our forward looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2008	ALTERNATIVE ENERGY SOURCES, INC.

By:
/s/Mark Beemer Name: Mark Beemer
Title: Chief Executive Officer